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                                                                 EXHIBIT 99.(a)4

                                  NITCHES, INC.

                           Offer to Purchase for Cash

                   Up to 1,000,000 Shares of its Common Stock
                             at a Purchase Price of
                                 $4.00 per Share


THE OFFER WILL EXPIRE ON WEDNESDAY, SEPTEMBER 16, 1995 AT 5:00 P.M., NEW YORK CITY TIME, UNLESS EXTENDED BY THE COMPANY, TENDERING SHAREHOLDERS HAVE THE RIGHT TO WITHDRAW SHARES TENDERED AT ANY TIME, PRIOR TO EXPIRATION OF THE OFFER AND THEY MAY WITHDRAW SHARES AFTER SATURDAY, OCTOBER 17, 1998 UNLESS ACCEPTED BY THE COMPANY BY THAT DATE.


                                                                 August 18, 1998

TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND NOMINEES:

            We are enclosing herewith the material listed below relating to the offer by Nitches, Inc., (the "Company") to purchase up to 1,000,000 shares of the Company's Common Stock (the "Shares"), at $4.00 per Share net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 18, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").

            We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee). Please bring the Offer to their attention as promptly as possible. No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will also pay all transfer taxes on its purchase of Shares, subject to Instruction 6 of the Letter of Transmittal. However, back-up tax withholding at a 31% rate may be required unless an exemption is proved or unless the required taxpayer identification information is provided. See Instruction 9 to the Letter of Transmittal.

            For your information and for forwarding to your clients, we are enclosing the following documents:

            (1) Letter dated August 18, 1998 from the President and Chief Executive Officer of the Company, to the shareholders;

            (2) Offer to Purchase dated August 18, 1998;

            (3) Letter of Transmittal for your use and for the information of your clients;

            (4) Notice of Guaranteed Delivery to be used to accept the Offer if stock certificates are not immediately available or if the procedure for book-entry transfer (as described in the Offer to Purchase) cannot be completed in a timely manner; and

            (5) Form of letter to clients which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Offer.

            We urge you to contact your clients promptly. Please note that the Offer will expire at 5:00 p.m., New York City time, on Wednesday, September 16, 1998, unless the Offer is extended. Shares may be withdraw at any time prior

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to the expiration of the Offer and may be withdrawn after Saturday, October 17,
1998 unless accepted by the Company by that date.

            The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is not being made to holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with law.

            The Offer is not conditioned upon any minimum number of Shares being tendered.

            As described in Section 2, "Procedures for Tendering Shares," of the Offer to Purchase , tenders may be made without the concurrent deposit of stock certificates (or concurrent compliance with the procedure for book-entry transfer) if such tenders are made pursuant to a Notice of Guaranteed Delivery by or through a broker or dealer which is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States. Certificates for Shares so tendered (or confirmation of book-entry transfer), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary within five trading days after receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

            Additional copies of the enclosed material may be obtained from the Information Agent at the addresses and telephone numbers set forth on the Offer to Purchase. Any questions you may have with respect to the Offer should be directed to the Information Agent, D.F. King & Co., Inc., at 1-800-347-4750.

                                       Very truly yours,


                                       NITCHES, INC.


                                       By:
                                          --------------------------------------
                                          Chief Executive Officer




NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.



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